                                                                      EXHIBIT 12

                               HEALTHSOURCE, INC.
                   COMPUTATION OF HISTORICAL FINANCIAL RATIOS

                                                1996       1995       1994       1993       1992
                                               -------    -------    -------    -------    -------
AVERAGE ANNUAL HMO HOSPITAL BED DAYS PER 1000
  MEMBERS (A):
  Northern Region:
     (1) Hospital Bed Days...................   82,000     47,700     42,600     37,500     33,800
     (2) Average Number of Members...........  349,900    211,100    174,500    147,700    121,500
                                               -------    -------    -------    -------    -------
     (3) Average (1/2) X 1,000...............      234        226        244        254        278
                                               =======    =======    =======    =======    =======
  Southern Region:
     (1) Hospital Bed Days...................  113,000     64,000     42,700     34,600     23,500
     (2) Average Number of Members...........  453,000    257,900    172,500    122,300     81,800
                                               -------    -------    -------    -------    -------
     (3) Average (1/2) X 1,000...............      249        248        248        283        287
                                               =======    =======    =======    =======    =======
MEDICAL LOSS RATIO (A):
  Northern Region:
     (1) Cost of Medical Premium Revenue.....  478,114    304,475    250,527    205,754    168,763
     (2) Medical Premium Revenue.............  581,484    391,703    325,813    275,058    220,199
                                               -------    -------    -------    -------    -------
     (3) Medical Loss Ratio (1/2)............    82.2%      77.7%      76.9%      74.8%      76.6%
                                               =======    =======    =======    =======    =======
     Southern Region:
     (1) Cost of Medical Premium Revenue.....  521,888    317,414    203,615    128,689     85,142
     (2) Medical Premium Revenue.............  657,452    419,941    267,440    166,487    109,683
                                               -------    -------    -------    -------    -------
     (3) Medical Loss Ratio (1/2)............    79.4%      75.6%      76.1%      77.3%      77.6%
                                               =======    =======    =======    =======    =======

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(A) The Northern Region includes New Hampshire, Indiana, Syracuse, N.Y.,
    Louisville, KY, Maine, Massachusetts and Ohio. The Southern Region includes South Carolina, North Carolina, Tennessee, Arkansas, Georgia and North Central Texas. Indiana and Massachusetts are included since their acquisition or investment in May 1992 and February 1996, respectively. Arkansas, Georgia, North Central Texas, Louisville, KY and Ohio are included since Commencement of Operations in January 1994, November 1994, January 1995, July 1995 and January 1996, respectively.